Exhibit 10.28

DEMAND PROMISSORY NOTE

Note # 1222

Scottsdale, Arizona

12/19/2022

Set Jet, Inc., a Nevada corporation (“Maker”) after date, for value received, promises to pay to Aspen Property Acquisition and Management, Inc (“Holder”)on demand at Scottsdale, Arizona the sum appearing in the unpaid balance column of Schedule “A” attached below and by this reference made a part hereof, with interest from the date of each advance until paid, at the rate of six percent (6%) per annum, payable on demand only if requested by Holder, commencing January 1, 2023 on any unpaid balances.

The Holder agrees not to make any disposition or transfer of all or any part of this Note unless and until:

The Holder shall have notified the Maker of the proposed disposition and shall have furnished the Maker with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Maker, the Holder shall have furnished the Maker with an opinion of counsel, satisfactory to the Maker, for the Holder to the effect that such disposition will not require registration of such Note under the Securities Act or any applicable state securities laws.

Additional Restrictions on Transfer. Registry books are kept at the office of the Company. The transfer of this Note must be registered on the registry of the Company. This Note must be surrendered for transfer at the office or agency of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder hereof or its attorney-in-fact, duly authorized in writing. Thereafter, one or more new Notes, or authorized denominations, and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

Should interest not be so paid it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in payment of interest when due the whole sum of principal and interest shall become immediately due at the option of the holder of this Note. Maker may, without charge or penalty, prepay this Note, in whole or in part. Principal and interest payable in lawful money of the United States. If action be instituted on this note Maker promises to pay such sum as the Court may fix as attorney’s fees in said action. This Note shall be construed in accordance with the laws of the State of Nevada.

/s/ Thomas P. Smith
Maker: Set Jet, Inc.

By: Thomas P. Smith, CEO

DEMAND PROMISSORY NOTE

Note # 1222

SCHEDULE A
ADVANCES AND TRANSACTIONS WITHIN NOTE

Date	Advance	Payment	Unpaid Balance	Maker Initial
12/28/2021	$250,000
03/18/2022	$100,000
11/08/2022	$150,000

Acknowledged:	/s/ Aspen Property Acquisition and Management, Inc.
Aspen Property Acquisition and Management, Inc.